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                                                                   EXHIBIT 10.31

                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of December 18, 2001, by and between CARTESIAN ACQUIRING CORPORATION, a Delaware corporation (the "Company"), and THOMAS C. TISONE, PH.D. (the "Executive").


                                    RECITALS:

         A. Pursuant to an Agreement and Plan of Merger dated September 6, 2001, Cartesian Technologies, Inc., a California corporation ("CTI"), has merged with and into the Company (the "Merger"), with the Company as the surviving corporation.

         B. Executive was a director, shareholder and officer of CTI.

         C. As a condition to the consummation of the Merger, the parties have agreed to enter into this Agreement.

         NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, the parties agree as follows:

1.       Employment.

         (a) The Company agrees to employ Executive and Executive accepts such employment in Orange County, California, on the terms and subject to the conditions set forth below. During the term of Executive's employment hereunder, Executive shall serve in an executive capacity as Executive Vice President of the Company and President of Cartesian Acquiring Corporation and shall do and perform diligently all such services, acts and things as are customarily done and performed by an executive of a similar business, together with such other duties as may be requested from time to time by the Company's Chief Executive Officer or Board of Directors (the "Board").

         (b) For his service as an officer and employee of the Company, Executive shall be entitled to the full protection of the applicable indemnification provisions of the Company's Certificate of Incorporation and Bylaws, as they may be amended from time to time. The Company agrees that Executive will be named as an additional insured under the Company's Directors' and Officers' Errors and Omissions Insurance during his employment hereunder.

2.       Term of Employment.

         (a) Subject to the provisions for termination provided below, the term of Executive's employment under this Agreement shall commence on the date of this Agreement and shall continue thereafter for a period of two (2) years.




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3.       Devotion to the Company's Business.

         Executive shall devote his entire productive time, ability and attention to the Company's business during the term of this Agreement; however, the expenditure of reasonable amounts of time to various charitable and other community activities, provided the amount of time so devoted does not materially impair, detract or adversely affect the performance of Executive's duties under this Agreement, shall not be deemed a breach of this Agreement.

4.       Compensation.

         (a) During the term of this Agreement, the Company shall pay or provide, as the case may be, to Executive the compensation and other benefits and rights set forth in Sections 4, 5 and 6 of this Agreement.

         (b) Base Compensation. As compensation for the services to be performed hereafter, the Company shall pay to Executive, during his employment hereunder, a base salary (the "Base Salary") payable in accordance with the Company's usual pay practices (and in any event no less frequently than monthly) at the annual rate of One Hundred Eighty-Five Thousand Dollars ($185,000).

         (c) Annual Salary Increase. Executive's salary shall be reviewed at least once annually and may be increased upon the recommendation of the Company's Compensation Committee and the ratification of the Board.

         (d) Incentive Compensation. The Board, in its sole and absolute discretion, may elect to pay Executive one or more discretionary bonuses, at such times and in such amounts as the Board deems appropriate.

         (e) Options. Executive shall be granted thirty thousand (30,000) options to purchase shares of Genomic Solutions Inc.'s ("Parent") common stock (the "Options") which Options shall vest in three (3) installments of ten thousand (10,000) options per year pursuant to Parent's 1998 Employee Stock Option Plan (the "Plan"). The term of the Options will be ten (10) years, the exercise price will be the fair market value of the common stock of Parent as of the Closing of the Merger, the Options shall be nonqualified Options and the Options will be evidenced by the standard form of Option Agreement used under the Plan.

5.       Benefits.

         (a) Insurance. The Company shall provide to Executive life, disability, medical, hospitalization and dental insurance for himself and eligible family members on the same basis as provided to other executive employees of Parent.

         (b) Benefit Plans. Executive, at his election, may participate, during his employment hereunder, in all retirement plans, 401(K) plans and other benefit plans of the Company generally available from time to time to other executive employees of the Company and for which Executive qualifies under the terms of the plans (and nothing in this Agreement shall or shall be deemed to in any way affect Executive's right and benefits under any such plan



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         (c) except as expressly provided in this Agreement). Executive's participation in and benefits under any plan shall be on the terms and subject to the conditions specified in the governing document of the particular plan.

         (d) Annual Vacation. Effective as of January 1 of each year hereunder, Executive shall be entitled to three (3) weeks of paid vacation time for such year. If Executive is unable for any reason to take the total amount of vacation time authorized herein during any year, the vacation time expires and shall not be applied to a subsequent year. Upon any termination of this Agreement for any reason whatsoever, unused paid vacation time to which Executive is entitled to in that year shall be paid on a pro rata basis to Executive within ten (10) days of such termination based on the Base Salary in effect on the effective date of such termination.

6.       Reimbursement of Business Expenses.

         The Company shall reimburse Executive during the term of this Agreement for travel and other expenses reasonably and necessarily incurred by Executive in connection with the Company's business. Executive shall furnish such documentation with respect to reimbursement to be paid hereunder as the Company shall reasonably request.

7.       Termination of Employment.

         (a) Executive's employment under this Agreement shall terminate upon Executive's death and may be terminated as follows:

                  (i) by Executive at any time for any reason or for no reason upon not less than three months (3) months written notice; and

                  (ii) by the Company at any time for any reason, without "cause", or for "cause" as defined below, without prior notice. For the purposes of this Agreement, any material reduction in the position, title or duties of Executive, or if Executive is required to perform Executive's services at a location outside of Orange County, California (except for reasonable periods of time in connection with the performance of such services), shall be deemed to be termination of Executive without "cause."

         (b) For purposes hereof, for "cause" means the material breach of any provision of this Agreement by Executive, or any action of Executive (or Executive's failure to act), which, in the Board's reasonable determination, involves malfeasance, fraud, or moral turpitude, which, if generally known, would have a material adverse effect on the Company.

8.       Compensation Upon Termination.

         (a) If the Company terminates Executive's employment under this Agreement without "cause" pursuant to Section 7(a)(ii) above, Executive shall be entitled to any unpaid Base Salary, any declared but unpaid bonus and benefits accrued and earned by him under this Agreement through the effective date of such termination, which shall be paid by the Company to Executive immediately upon the effective date of such termination, and the Company shall pay Executive monthly an amount equal to one-twelfth (1/12) of the Base Salary for a period of


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six (b) (6) months (the "Severance Payment"), payable in accordance with the
Company's usual pay practices. Notwithstanding the foregoing, the Company, in its sole discretion, may elect to make the Severance Payment to Executive in one lump sum due within thirty (30) days after Executive's termination of employment.

         (b) If the Company terminates Executive's employment under this Agreement for "cause" pursuant to Section 7(a)(ii) above, or if Executive voluntarily terminates his employment hereunder, Executive shall be entitled to no further compensation or other benefits under this Agreement, except only as to any unpaid Base Salary, any declared but unpaid bonus and benefits accrued and earned by him hereunder through the effective date of such termination which shall be paid by the Company to Executive immediately upon the effective date of such termination.

         (c) If the Executive terminates his employment under this Agreement, any unpaid Base Salary, any declared but unpaid bonus and benefits accrued and earned by him hereunder through the effective date of such termination shall be paid by the Company to Executive within seventy-two (72) hours of the effective date of such termination.

         (d) If Executive dies, Executive's successors and assigns shall be entitled to a portion of any unpaid Base Salary, any declared but unpaid bonus and benefits accrued and earned by him under this Agreement through the effective date of such termination.

         (e) Notwithstanding anything to the contrary in this Section 8, the Company's obligation to pay, and Executive's right to receive, any compensation under this Section 8 shall terminate upon Executive's breach of any provision of
Section 11 below. In addition, Executive shall promptly forfeit the Severance Payment from the Company under this Section 8 upon Executive's breach of any provision of Section 11 below.

9.       Treatment of Stock Options Upon Termination of Employment or Death.

         If the Company terminates Executive's employment under this Agreement for "cause", any options to purchase the Company's stock, vested or unvested, shall be treated in accordance with the Company's stock option plan, as amended. If the Company terminates Executive's employment under this Agreement without "cause", any option to purchase the Company's stock may be exercised, but only to the extent it was otherwise exercisable on the termination date, within ninety (90) days after the date Executive's employment was terminated. If Executive dies, all unexpired options to purchase the Company's stock shall accelerate and immediately vest and shall accrue as of the date of death and Executive's successors and assigns shall be entitled to exercise the unexpired options at any time within one year after the date of Executive's death. Notwithstanding anything to the contrary, such options to purchase the Company's stock shall be automatically forfeited upon Executive's breach of any of the provisions of Section 11 below. Any stock option agreements between the Company and Executive shall be amended to conform to the provisions of this Section 9.



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10.      Effect of the Company's Merger, Sale or Transfer of Assets.

         In the event of any acquisition of the Company by means of merger or other form of corporate reorganization in which outstanding shares of the Company are exchanged for securities or other consideration issued by the acquiring corporation or its subsidiary (other than a mere reincorporation transaction), a sale, conveyance or disposition of all or substantially all of the assets of the Company, or the effectuation by the Company of a transaction or series of related transactions in which more than 50% of the voting power is disposed of (other than the Company's sale of its common stock pursuant to a registration statement filed under the Securities Act of 1933, as amended), the Company shall pay to Executive an amount equal to the sum of (a) the portion of any unpaid Base Salary, any declared but unpaid bonus and benefits accrued and earned by Executive under this Agreement through the effective date of such change in control; and (b) an amount equal to six (6) months of Executive's Base Salary. In addition, all unexpired stock options granted to Executive at least six (6) months prior to the change of control shall immediately vest and become fully exercisable. Notwithstanding the foregoing, if Executive remains employed by the Company or is retained by the acquiring company, Executive shall not receive the benefits provided in subsections (a) and (b) of this Section 10, but shall receive an amount equal to three (3) months of Executive's Base Salary and all unexpired stock options granted at least six (6) months prior to the change of control shall immediately vest and become fully exercisable. Any stock option agreements between the Company and Executive shall be amended to conform to the provisions of this Section 10.

         11. Confidentiality. Executive acknowledges the Company's reliance on and expectation of Executive's continued commitment to the performance of his duties and responsibilities under this Agreement. In light of such reliance and expectation on the Company's part, Executive agrees that:

         (a) Executive executed a separate Confidentiality Agreement upon commencing employment with the Company and hereby incorporates the duties and obligations of Executive under such Confidentiality Agreement hereto.

         (b) Executive agrees and understands that upon breach of Section 11(a), any Severance Payment or payment of benefits due to Executive shall terminate immediately.

         (c) Executive agrees and understands that the remedy at law for any breach by him of this Section 11 will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that, upon adequate proof of Executive's violation of any legally enforceable provision of this Section 11, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach. Nothing in this Section 11 shall be deemed to limit the Company's remedies at law or in equity for any breach by Executive of any of the provisions of this Section 11 that may be pursued or availed of by the Company.

12.      No Conflicting Agreements.

         Executive represents and warrants that he is not a party to any agreements, contracts, understandings or arrangements, whether written or oral, in effect which would prevent him from rendering exclusive services to the Company during the term hereof, and that he has not made and will not make any commitment to do any act in conflict with this Agreement.


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13.      Arbitration.

         In the event of any dispute or controversy arising out of, or relating to, this Agreement, the parties agree to submit such dispute or controversy to binding arbitration. The sole arbitrator shall be selected from the list (the "List") of arbitrators supplied by the American Arbitration Association ("AAA") following written request by any party. If the parties to such dispute cannot agree upon an arbitrator within thirty (30) days following receipt of the List by all parties to such arbitration, then any party to the dispute may request, in writing, that AAA appoint an arbitrator within ten (10) days following receipt of such request (the "Arbitrator"). The arbitration shall take place in Orange County, California, if the defendant is the Executive, or Ann Arbor, Michigan, if the defendant is the Company, at a place mutually agreeable to the parties or if no such agreement is reached within ten (10) days following notice from the Arbitrator, at a place determined by the Arbitrator. Such arbitration shall be conducted in accordance with the Commercial Arbitration Rules of AAA then in effect. The parties agree that all actions or proceedings arising in connection with this Agreement shall be arbitrated exclusively in Orange County, California, if the defendant is the Executive, or Ann Arbor, Michigan, if the defendant is the Company. The aforementioned choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of this Agreement in any jurisdiction other than that specified in his Section. Each party hereby waives any right it may have to asset the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this Section, and stipulates that the Arbitrator shall have in personam jurisdiction and venue over each of them for the purpose of litigating any dispute, controversy or proceeding arising out of or related to this Agreement. Each party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this Section by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in this Agreement. The decision of the Arbitrator shall be final and binding on all of the parties to the arbitration, shall be non-appealable and may be enforced by a court of competent jurisdiction. In addition to attorneys' fees as provided herein, the prevailing party shall be entitled to recover from the non-prevailing party reasonable costs and expenses. The costs and fees of the arbitration shall be paid by the non-prevailing party. The Arbitrator may grant any remedy appropriate including, without limitation, injunctive relief or specific performance. Prior to the appointment of an Arbitrator, any party may seek a temporary restraining order or a preliminary injunction from the Orange County Superior Court, if the defendant is the Executive, or the appropriate court in Ann Arbor, Michigan, if the defendant is the Company, which shall be effective until a final decision is rendered by the Arbitrator.

14.      Notice.

         All notices, requests, consents and other communications, required or permitted to be given hereunder to be given under this Agreement shall be personally delivered in writing or shall have been deemed duly given when received after it is posted in the United States mail, postage prepaid, registered or certified, return receipt requested addressed as follows:



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                  If to the Company:

                          Cartesian Acquiring Corporation
                           C/o Genomic Solutions Inc.
                           4355 Varsity Drive, Suite E
                           Ann Arbor, Michigan  48108
                           Attn:  Chief Executive Officer

                  If to Executive:

                           Thomas Tisone
                           17851 Sky Park Circle, Suite C
                           Irvine, California 92614

                  In all events, with a copy to:

                           Jaffe, Raitt, Heuer & Weiss,
                           Professional Corporation
                           One Woodward Avenue, Suite 2400
                           Detroit, Michigan  48226
                           Attn:  Peter Sugar

15.      Miscellaneous.

         (a) The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction nevertheless shall be binding and enforceable.

         (b) The Company's rights and obligations under this Agreement shall inure to the benefit of, and shall be binding on, the Company and its successors and assigns, and Executive's rights and obligations (other than obligations to perform services) under this Agreement shall inure to the benefit of, and shall be binding upon, Executive and his heirs, personal representatives and assigns. This Agreement is personal to Executive and he may not assign his obligations under this Agreement in any manner whatsoever.

         (c) The failure of any party to enforce any provision or protections of this Agreement shall not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy shall not constitute a waiver of such party's right to assert all other legal remedies available to it under the circumstances.

         (d) This Agreement supersedes all agreements and understandings between the parties and may not be modified or terminated orally. No modification, termination or attempted



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waiver shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.

         (e)This Agreement shall be governed by and construed according to the laws of the State of Michigan.

         (f) Captions and section headings used herein are for convenience and are not a part of this Agreement and shall not be used in construing it.

         (g) In the event of any arbitration or proceeding arising out of or related to this Agreement, the prevailing party shall be entitled to recover from the losing party all of its costs and expenses incurred in connection with such arbitration or proceeding, including court costs and reasonable attorneys' fees, whether or not such arbitration or proceeding is prosecuted to judgment.

         (h) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


                            [SIGNATURE PAGE FOLLOWS]





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         IN WITNESS WHEREOF, the parties have executed this Employment Agreement on the date first written above.


EXECUTIVE:                                   The Company:
                                             CARTESIAN ACQUIRING CORPORATION,
                                             a Delaware corporation


/s/ Thomas C. Tisone                          /s Jeffrey S. Williams
----------------------------------           -----------------------------------
Thomas C. Tisone, Ph.D.                      Jeffrey S. Williams, President






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